                                                                      Exhibit 11
Computation of Earnings Per Share

                                                                   Years Ended
                                                                -----------------
                                         6/30/93        6/30/94        6/30/95        6/30/96        6/30/93
                                         -------        -------        -------        -------        -------
Net Income                             $9,149,000     $8,466,000    $19,556,000     $12,289,000     $15,562,000
                                       ------------------------------------------------------------------------
Weighted average number of shares
outstanding during the year            36,300,000     36,300,000     36,300,000      36,650,000      25,000,000

Assumed conversion of common share
equivalents                             1,652,072      1,815,604      1,936,105       2,090,591       2,328,226

Weighted average common and common
equivalent shares used for computation
of net income per share                37,952,072     38,115,604     38,236,105      38,740,591      27,328,226
                                       ------------------------------------------------------------------------

Net Income Per Share                        $0.24          $0.22          $0.51           $0.32           $0.57
                                       ========================================================================